Exhibit 5.2

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August 2, 2022

Quoin Pharmaceuticals Ltd.

Azrieli Center, Round Tower, 30th Floor

132 Menachem Begin Blvd

Tel Aviv 6701101

Israel

Ladies and Gentlemen:

We have acted as U.S. counsel to Quoin Pharmaceuticals Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-1 (as it may be amended or supplemented from time to time, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) the sale of the following securities (the “Offering”): ordinary shares, no par value, of the Company (“Ordinary Shares”) represented by American Depositary Shares (“ADSs”) and/or pre-funded warrants to purchase Ordinary Shares represented by ADSs (the “Pre-Funded Warrants”), and warrants to purchase Ordinary Shares represented by ADSs (“Common Warrants”) pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) to be entered into by and between the Company and each of the  purchasers thereof (the “Purchasers”).

The Registration Statement also registers warrants issuable to the placement agent in connection with the Offering (the “Placement Agent Warrants” and, together with the Common Warrants and the Pre-Funded Warrants, the “Warrants”) to be issued pursuant to a placement agency agreement by and between the Company and the placement agent named therein (the “Placement Agency Agreement”).

In our capacity as U.S. counsel to the Company, we have reviewed the Registration Statement and the forms of the Securities Purchase Agreement, the Placement Agency Agreement and the Warrants filed as exhibits thereto and the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination we have assumed

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the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies.  As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others.

We have assumed further that the Company is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power, authority and legal right to enter into the Securities Purchase Agreement and the Placement Agency Agreement and to issue the Warrants. We have assumed further that the Securities Purchase Agreement, the Placement Agency Agreement and the Warrants will be duly authorized, executed and delivered by the Company and the Purchasers, as applicable, and that the Securities Purchase Agreement will constitute the valid and binding obligation of the Purchasers, enforceable against the Purchasers in accordance with its terms.

We have also assumed that the total number of Ordinary Shares represented by ADSs issuable upon exercise of the Warrants will not exceed the total number of Ordinary Shares that the Company is then authorized to issue under its governing documents.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, it is our opinion that, when the Registration Statement has become effective under the Securities Act, when the Warrants have been duly executed and delivered in accordance with their terms and have been duly issued and sold as contemplated in the Registration Statement, the Warrants will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, conservatorship and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest.

Our opinion herein reflects only the application of applicable laws of the State of New York, and we have not considered, and we express no opinion as to the laws of any other jurisdiction. This opinion is limited to the laws of the State of New York as in effect on the date hereof.

We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus which is part of said Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein.  This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP